EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-117928, 333-125584, 333-176579, 333-176580, 333-196530, 333-227000, 333-248228) on Form S-8 of our reports dated February 18, 2022, with respect to the consolidated financial statements of CSG Systems International, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Omaha, Nebraska

February 18, 2022